Exhibit 10.16

FleetCor Technologies, Inc.

and

Andrew Blazye

SERVICE AGREEMENT

THIS AGREEMENT is made the 9th day of July 2007 BETWEEN:

(1)	FleetCor Technologies Inc, ( Federal ID Number 721074903) whose registered office is at 655 Engineering Drive, Suite 300, Norcross GA 30092 (“the Company”); and

(2)	Andrew Blazye (“the Executive”).

WHEREBY IT IS AGREED THAT:

1.	INTERPRETATION AND DEFINITIONS

1.1	In this Agreement the following words, phrases and expressions shall have the following meanings:

“the Board”	the directors of the Company for the time being present at a meeting of the directors or at a duly convened meeting of a committee of the directors and any other person or persons authorised by the Board as its representative for the purposes of this Agreement;

“the Commencement Date”	9th July 2007

“Confidential Information”	all and any information (whether or not recorded in documentary form) of a confidential nature relating to the Company or any Group Company or in respect of which the Company or any Group Company owes an obligation of confidentiality to any third party including without limitation:

	i)	any trade secrets, secret formulae, processes, inventions, designs, know-how, discoveries, technical specifications;

	ii)	business methods, management systems, finances, business plans, maturing new business opportunities, research and development projects;

	iii)	sales statistics, market share and pricing statistics, marketing surveys and plans, market research reports, discount structures;

	iv)	the names, addresses and contact details of customers, Prospective Customers, suppliers and potential suppliers and distributors to the Company or any Group Company, and their requirements for any product or service sold to or purchased by the Company or any Group Company;

	v)	any information which was designated or treated by the Company or any Group Company as confidential or which because of its character or the circumstances or manner of its disclosure was evidently confidential;

“Group Company”	any holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose “holding company” and “subsidiary” have the meanings ascribed to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989 and “associated company” means any company of which any such holding company or subsidiary holds or controls more than 20 per cent. of the equity share capital);

“the Group”	the Company and every Group Company wherever registered or incorporated;

“Holiday Year”	the period of 12 months from 1 April to 31 March;

“PAYE Deductions”	deductions made to comply with or meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions;

“Prospective Customer”	any person, firm, company or organisation the Company or (as the case may be) other member of the Group has had contact with including (but without limitation) discussions, meetings or correspondence to or from such person, firm, company or organisation regarding a prospective business relationship at anytime during the twelve month period prior to the Termination Date;

“Termination Date”	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

1.2	Any reference to a statutory provision includes all re-enactments and modifications of it and any regulations made under it.

1.3	The headings in this Agreement have been inserted for convenience only. They are not to affect its interpretation.

1.4	References in this Agreement to the male gender shall include the female and vice versa.

1.5	Any reference in this Agreement to “person” includes a body corporate and unincorporated associations, partnerships and any other legal entity.

1.6	References in this Agreement to a clause are to a clause or a sub-clause of this Agreement.

2.	PREVIOUS AGREEMENTS

2.1	This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will be deemed to have terminated by consent with effect from the Commencement Date.

2.2	The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement. The Company will not be liable for any misrepresentation by it or any Group Company before the Commencement Date made innocently or negligently and any remedy of the Executive in respect of any representation that is untrue made before the Commencement Date will be limited to damages for breach of contract.

2.3	The Executive hereby acknowledges that he has no outstanding claim of any kind against any Group Company.

2.4	The Executive warrants and represents to the Company that he will not breach any existing or former terms of employment applicable to him whether express or implied or any other obligation binding on him by reason of entering into this Agreement or performing any of his duties and obligations under it.

3.	THE EXECUTIVE’S APPOINTMENT

3.1	The Company will employ the Executive and the Executive will serve the Company as European Chief Executive Officer (or in such other capacity of similar status as the Board may direct from time to time) on and subject to the terms and conditions of this Agreement. This Agreement does not entitle the Executive to be appointed a director or officer of the Company.

3.2	The Executive’s employment with the Company began on 9th of July 2007.

3.3	The Executive’s employment will continue unless and until it is terminated by either:

3.3.1	the Company giving to the Executive not less than 6 months’ written notice; or

3.3.2	the Executive giving to the Company not less than 6 months’ written notice.

3.4	The Executive’s normal retirement age is 65.

4.	HOURS OF WORK

The Company’s normal office hours are from 9.00 am to 5.30 pm Monday to Friday but the Executive will be required to work outside these hours without additional remuneration in order to meet the requirements of the business of the Company and for the proper performance of his duties. In view of the Executive’s seniority and managerial duties and responsibilities, the Executive is regarded as a “managing executive” for the purposes of the Working Time Regulations 1998.

5.	THE EXECUTIVE’S DUTIES AND OBLIGATIONS

5.1	The Executive is to act as European Chief Executive Officer of the Company reporting to the Chief Executive Officer (“CEO”) of the Company.

5.2	The Executive will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the CEO of the Company determines from time to time. Except when prevented by illness, accident or holiday as provided below the Executive will devote the whole of his time and all of his attention and skill to the affairs of the Company, and where appropriate the Group, and use his best endeavours to promote their interests.

5.3	The Executive will if and so long as he is so required by the Company carry out duties for and/or act as a director, officer or employee of any other Group Company. The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.

5.4	The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may reasonably require in connection with the business or affairs of the Company and the Group and his employment under this Agreement.

5.5	Without prejudice to clause 13.4 the CEO of the Company may at any time require the Executive to cease performing and exercising all or any of such duties, functions or powers and the CEO of the Company may appoint any person or persons to act jointly with the Executive to discharge his duties and functions hereunder.

5.6	The Executive will carry out such other duties consistent with his position that the CEO of the Company may from time to time assign to him.

5.7	Whilst the Executive is employed by the Company he will:

5.7.1	in performing his duties exercise the knowledge, skill and expertise which may be reasonably expected of a person carrying out the same functions as are carried out by the Executive for the Company and will not act in an inefficient or ineffective manner;

5.7.2	act in the best interests of the Company and (to the extent that this is not incompatible with his duties to the Company) the Group and not for any collateral or other purpose;

5.7.3	comply with all reasonable directions from time to time given to him by the CEO of the Company;

5.7.4	devote the whole of his working time, abilities and attention to his duties;

5.7.5	work such hours, without additional remuneration, as the Company may reasonably require whether or not these are outside normal business hours;

5.7.6	at all times serve the Company and the Group well and faithfully and use his best endeavours to promote their interests.

5.8	Whilst the Executive is employed by the Company he will not:

5.8.1	do anything which may in the reasonable opinion of the CEO of the Company bring any member of the Group into disrepute or harm the goodwill or commercial image of any member of the Group or which is or is likely to be damaging or prejudicial to the business and/or commercial interests of the Company or the Group;

5.8.2	be engaged or interested (except with the prior written approval of the CEO of the Company) in any other trade, profession, business or occupation (including any public or private activity which in the reasonable opinion of the CEO of the Company may interfere with the proper performance of his duties) or hold any directorship or other office in any company or other body whether incorporated or unincorporated with the exception of the interests declared and on file at the date of this Agreement.

5.8.3	not either directly or indirectly, receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person having business transactions with the Company or any Group Company.

5.9	The Executive’s normal place of work is in London and/or such other place of business of the Group as the CEO of the Company may reasonably require from time to time. The Executive will however travel both within the UK and abroad as may be necessary for the proper performance of his duties and will spend nights away from his normal place of work and/or his home where that is necessary for the performance of his duties. The Company may change the Executive’s normal place of work, either permanently or temporarily, to any other location within the United Kingdom.

5.10

All price lists, lists of customers, potential customers, suppliers and potential suppliers, books, papers, records, returns, correspondence, computer software, photographs and any other documents and all copies or extracts relating to the business of the Company or any Group Company (whether printed, written, electronically recorded or otherwise) will be and remain the sole property of the Company concerned and will be delivered to that company at any time on request by it. The Executive will not, save for the purpose of the business of the Company or any Group Company and on behalf of the company concerned make or retain copies or extracts from documents or software or any notes of or information in relation to that business. If so requested by the Company the Executive shall delete all Confidential Information from any computer disks, tapes or other reusable material in his possession or under his control and disclose to the CEO of the Company all passwords or security codes used by the Executive in relation to the business of the Company or any Group Company.

6.	REMUNERATION AND EXPENSES

6.1	The Company will pay the Executive a basic salary at the rate of £200,000 per annum with effect from the Commencement Date and which shall be fixed and subject to review from time to time, but not necessarily increased.

6.2	The salary is payable by equal monthly installments in arrears on the last Friday of each calendar month (or such other day as the Company shall from time to time decide). It will be deemed to accrue from day to day.

6.3	The salary includes all remuneration or fees to which the Executive shall be entitled as a director of the Company or of any Group Company.

6.4	The Executive will be allowed to participate in the bonus scheme which the Company operates for executives of comparable status and on such terms (including any performance targets or criteria) as the CEO of the Company may determine from time to time. The Executive’s bonus target payment will be 50% of annualized basic salary. The Executive’s maximum bonus payment will be 75% of annualized basic salary. Actual payments in the first year of service will be prorated based on actual time worked. Payments under any such scheme for any year will not confer on the Executive any right to be paid in the following year or any subsequent years. Any payments are conditional on the CEO of the Company (acting reasonably) being satisfied with the Executive’s performance and conduct up to the date of payment. No payment will be made under any scheme if, on the payment date the Executive has given, or has been given, notice of termination of employment or is no longer employed by the Company. Bonus payments are non-pensionable and are subject to PAYE Deductions.

6.5	The Company or the relevant Group member will reimburse all reasonable travelling, hotel, entertaining and other expenses properly incurred by the Executive in the performance of his duties provided that the Executive produces whatever receipts or other supporting documentation may be reasonably required and will comply with the Company’s policies and rules relating to the incurring and reimbursement of expenditure as may be in force from time to time.

7.	BENEFITS

7.1	During the Executive’s employment under this Agreement the Company will provide him with a mobile phone of the Company’s choice. The Company will pay all call charges, line rental, insurance premiums and running expenses in respect of the mobile phone including maintenance and repairs.

7.2	The Executive will be permitted reasonable use of the mobile phone for his own private purposes.

7.3	During his employment with the Company, the Executive will be entitled to participate at the Company’s expense in the Company’s:

7.3.1	life insurance scheme up to 3 (three) times the Executive’s salary under clause 6.1 from time to time;

7.3.2	private medical expenses insurance scheme for the benefit of the Executive and his family;

7.3.3	permanent health insurance scheme; and

7.3.4	Stock Option and Incentive Plan

subject to the rules of the said schemes from time to time (and any replacement schemes provided by the Company) and subject to the Executive being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to the Company.

8.	PENSION

8.1	Subject to clause 8.2 the Company will pay during each year of the Executive’s employment under this Agreement including any period of notice a sum equivalent to 5% of the basic salary payable under clause 6.1 above or such higher percentage as may be determined by the Company from time to time to the Executive’s pension scheme.

8.2	The Executive will make a contribution of at least 2% of the basic salary payable under clause 6.1 to his pension scheme.

8.3	Both the Company’s contribution and the Executive’s contribution shall be calculated and paid on a monthly basis based on the basic salary so that in the years in which the Executive joins and leaves his employment with the Company the amount of such contribution shall be reduced for each complete month not worked.

8.4	A Contracting-Out Certificate issued under the Pensions Schemes Act 1993 is not in force in respect of the Executive’s employment.

9.	HOLIDAYS

9.1	In addition to 8 public holidays the Executive will be entitled to 25 working days’ paid holiday per year, such holiday to be taken at such time or times as may be approved by the CEO of the Company.

9.2	If the employment of the Executive commences or terminates during a Holiday Year, his holiday entitlement for the year in question shall be in direct proportion to the Executive’s length of service in that Holiday Year. The Executive will be entitled to one day’s pay for each day of his accrued holiday entitlement which he has not taken. The Executive’s entitlement to paid holiday in the Holiday Year in which his employment terminates will be rounded up to the nearest half day. These provisions will not apply if this Agreement is terminated pursuant to clause 13.1 in which event the Company may reduce any payment in respect of holiday pay by such amount as the Company deems to be reasonable in all the circumstances provided that any such payment will not be less than £1.00 (One pound).

9.3	Subject to the provisions in clause 9.2 setting out the Executive’s holiday entitlement from the Commencement Date, holiday entitlement shall accrue from day to day. Any holiday entitlement in respect of any Holiday Year which is not taken by the end of the Holiday Year to which it relates shall be lost and may not be carried forward unless otherwise agreed by the Board. Where the Executive has taken more than his holiday entitlement in the year in which his employment terminates, the Company shall be entitled to deduct from his salary one day’s pay for each day of holiday taken in excess of his holiday entitlement.

9.4	For the purposes of calculating any salary due to or owed by the Executive in accordance with clauses 9.2 or 9.3 one day’s pay shall be one two hundred and sixtieth of the basic salary payable under clause 6.1 at the rate then current.

9.5	The Company may require the Executive to take any unused holiday during any period of notice given by either party to terminate this Agreement.

9.6	In each Holiday Year (apart from the years in which the Executive’s employment commences or terminates) the Executive will be expected to take at least the 24 days’ holiday (including 8 public holidays) which is that part of his holiday entitlement to which he is entitled under the Working Time Regulations 1998.

10.	INCAPACITY

10.1	If the Executive is absent from his duties as a result of illness or injury he will notify the CEO of the Company as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.

10.2	Subject to the rest of clause 10 and to clauses 13.1.1 and 13.1.2 and subject to the receipt of the appropriate certificates in accordance with clause 10.1, if the Executive is absent from his duties as a result of illness or injury he will be entitled to payment of his basic salary at the full rate and enjoy his benefits hereunder in respect of such illness or injury for a period (in total) of up to 90 days in any period of 12 months (whether the absence is intermittent or continuous).

10.3	If the Executive is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any third party (other than the Company or any Group Company) and recovers damages or compensation from such party, the Executive will repay immediately to the Company a sum equivalent to the amount (if any) of any such damages or compensation which relates to any lost salary or benefits in respect of any period of absence during which the Executive received salary from the Company pursuant to clause 10.2.

10.4	If the Executive has been absent from work because of any injury or condition (physical or mental) caused wholly or partly by the Company or any Group Company or any person for whom the Company or any Group Company is vicariously liable and for which the Executive may be or become entitled to recover damages or compensation, any such damages or compensation payable which relates to lost salary or benefits will be reduced by the amount of any salary (including Statutory Sick Pay) paid to him and by the pension received or receivable by him in the period in respect of which such damages or compensation are calculated.

10.5	The Executive’s basic salary paid under clause 10.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

10.6	Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will at any time at the request of the CEO of the Company agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the CEO of the Company to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the CEO of the Company may from time to time require and entitlements to salary pursuant to clause 10.2 will be conditional on the Executive complying with the terms of this clause 10.7.

11.	CONFLICT OF INTERESTS

11.1	The Executive will disclose promptly to the CEO of the Company in writing all his interests in any business other than that of the Company and the Group and will notify the CEO of the Company immediately of any change in his external interests. Except with the written consent of the CEO of the Company the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than four per cent of the total share or loan capital from time to time in issue in such company.

11.2	The Executive will not during his employment introduce to any other person, firm, company or organisation business of any kind with which the Company or any other Group Company for which he has performed services under this Agreement is able to deal and he will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company or any other Group Company for which he has performed services under this Agreement with any third party without first disclosing such interest or benefit to the CEO of the Company and obtaining his written approval.

12.	CONFIDENTIALITY

12.1	The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the business of the Company and the Group and that of the Company’s and the Group’s suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this clause 12.

12.2	The Executive will not during the period of his employment with the Company obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of information acquired by him in the course of his employment with the Company.

12.3	The Executive will not either during his employment (including without limitation any period of absence or of exclusion pursuant to clause 13.4) or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner):

12.3.1	divulge to or communicate to any person or permit or enable any person to acquire any Confidential Information other than for the legitimate purposes of the Company or any Group Company; or

12.3.2	use or attempt to use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company or any Group Company; or

12.3.3	obtain or seek to obtain any financial advantage whether direct or indirect from the disclosure or use of Confidential Information.

12.4	The restrictions contained in this clause do not apply to:

(i)	any disclosure authorised by the Board or required in the ordinary and proper course of the Executive’s employment or required by the order of a court of competent jurisdiction or as otherwise required by law;

(ii)	any information which the Executive can demonstrate is in the public domain otherwise than as a result of a breach by him of this clause; or

(iii)	protected disclosures made pursuant to and in accordance with the Public Interest Disclosure Act 1998 and/or any policy on disclosure operated by the Company from time to time.

12.5	The provisions of this clause 12 are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law. The Executive hereby agrees that at the request and expense of the Company he will enter into a direct agreement or undertaking with any other Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in clauses 12 and 16 (or such of them as may be appropriate in the circumstances) in relation to such information and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

13.	TERMINATION

13.1	The Company may (without prejudice to and in addition to any other remedy and notwithstanding the provisions of clause 3.3) terminate this Agreement immediately and without notice if the Executive:

13.1.1	is prevented by illness, injury (physical or mental) or otherwise from performing his duties under this Agreement for a period exceeding in aggregate 91 days in any period of 365 consecutive days; or

13.1.2	develops a mental disorder or impairment or becomes a patient within the meaning of the Mental Health Act 1983; or

13.1.3	becomes bankrupt, applies for a receiving order or administration order, has a receiving order or administration order made against him or enters into any arrangement or composition with his creditors or otherwise takes the benefit of any statutory provision for the relief of insolvent debtors; or

13.1.4	at any time and for whatever reason resigns from any directorship which he holds within the Group without the consent of the Board or is disqualified from acting as a director; or

13.1.5	behaves negligently or incompetently and persists in such behaviour after being duly warned by the Board; or

13.1.6	commits any act which in the reasonable view of the Board amounts to gross misconduct during the course of his employment; or

13.1.7	misconducts himself outside the course of his employment in such a manner that in the reasonable opinion of the Board the interests or reputation of the Company or the Group are or are likely to be prejudicially affected; or

13.1.8	commits, repeats or continues any serious breach of this Agreement or his obligations under it; or

13.1.9	has committed/is charged with/is convicted of any criminal offence other than an offence i) under road traffic legislation in the United Kingdom for which a fine or non-custodial penalty is imposed; or ii) which does not in the opinion of the Board affect his position under this Agreement; or

13.1.10	becomes prohibited by law from being a director of a company or, if the Executive has during his employment with the Company been appointed a director of the Company, the Executive subsequently ceases to be a director of the Company without the consent or concurrence of the Board.

13.2	A decision to terminate the Executive’s employment pursuant to the provisions of clause 13.1 shall be effective if taken or approved or ratified by the Board. Any delay by the Company in exercising its rights of termination hereunder shall not constitute a waiver of such rights and the rights of the Company under clause 13.1 are without prejudice to any other rights it may have at law to terminate the Executive’s employment.

13.3	Upon the termination of this Agreement under clause 13.1 the Executive will be paid his salary accrued to the date of termination but will not be entitled to any other payment or compensation in respect of the termination.

13.4	Without prejudice to clause 5.2 after notice of termination has been given by either party pursuant to clause 3.3 or if the Executive seeks to or indicates an intention to resign as a director of any Group Company or (if he has during his employment with the Company been appointed a director of the Company) as a director of the Company or terminate his employment without notice, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the CEO of the Company may in his absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 3.3:

(i)	exclude the Executive from the premises of the Company and/or any Group Company;

(ii)	require him to carry out specified duties (consistent with the Executive’s status, role and experience) for the Company or to carry out no duties;

(iii)	require him not to perform any of his duties or to perform only such of his duties as the CEO of the Company may allocate to him;

(iv)	announce to employees, suppliers and customers that he has been given notice of termination or has resigned (as the case may be);

(v)	instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment hereunder has terminated.

For the avoidance of doubt, the Executive’s duties and obligations under clauses 5, 11, 12 and 17 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.

13.5	On commencement of any period of exclusion pursuant to clause 13.4 the Executive will:

(i)	deliver up to the Company in accordance with clause 20 all property belonging to the Company or any Group Company; and

(ii)	resign in accordance with clause 14 from all offices and appointments he holds in the Company and any Group Company.

13.6	During any period of exclusion pursuant to clause 13.4 the Executive will not be entitled to accrue any bonus/ profit share/ performance-related pay under clause 6 or holiday other than his entitlement under the Working Time Regulations 1998 referred to in clause 9.6. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the exclusion period. The Executive agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.

13.7	Before and after termination of the Executive’s employment, the Executive will (at the Company’s expense) provide the Company and/or any Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

13.8	The Executive agrees that at the expense and request of the Company and in any event on termination of his employment he will transfer or procure the transfer of all shares held by him in trust or as a nominee by virtue of his employment with the Company to such person or persons as the Company may direct. If the Executive fails to do so within seven days of any such request or the termination of his employment (as the case may be) the Company is irrevocably authorised to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf.

13.9	The Company is entitled to suspend the Executive from performing his duties under this Agreement at any time and for any period. During any period of suspension (other than pursuant to clause 13.4) the Executive is entitled to be paid his salary and to receive the benefits due to him under this Agreement.

13.10	Any provision of this Agreement which is expressed to have effect after its termination will continue in force in accordance with its terms.

13.11	In the event of the Executive becoming entitled to damages for wrongful termination of employment the Company and or any other member company of the Group shall be entitled (inter alia) to set off against such damages:

13.11.1	any payment made by the Company and/or the Group to the Executive pursuant to an award or settlement of an unfair dismissal complaint and made under the provisions of the Employment Rights Act 1996 or any statutory re-enactment or modification thereof;

13.11.2	any other payment whether ex-gratia or otherwise and/or any other benefit (except those benefits under the pension scheme referred to in clause 8) arrangement from time to time in force to which the Executive may become entitled by virtue or arising out of the termination of his employment (including but not limited to any unemployment or any statutory benefit).

13.12	The Executive shall have no claim against the Company in respect of the termination of this Agreement in relation to any provision in any Articles of Association, agreement or arrangement which has the effect of requiring the Executive to sell or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or lapse.

13.13	In the event of this Agreement being determined by reason of the death of the Executive the personal representatives of the Executive shall be entitled to the proportion calculated on a daily basis of his fixed salary and commission (if any) up to the date of such determination.

14.	RESIGNATION AS DIRECTOR

14.1	The Executive will on termination of his employment for any reason at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):

14.1.1	as a director of such Group Companies of which he is a director; and

14.1.2	all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of his employment with the Company.

14.2	If notice pursuant to clause 14.1 is not received by the relevant company within seven days of a request by the Board, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive’s behalf.

14.3	Except with the prior written agreement of the CEO of the Company, the Executive will not during his employment under this Agreement resign his office as a director of any Group Company and if he does so without the consent or concurrence of the Board, the Company will be entitled to terminate his employment pursuant to clause 13.1.11 or at the Company’s absolute discretion, to treat such resignation as notice of termination given by the Executive to the Company pursuant to clause 3.3 and to suspend the Executive pursuant to clause 13.4.

14.4	The Executive’s appointment as a director of any Group Company will be subject to the Articles of Association from time to time of the relevant company.

15.	RIGHTS FOLLOWING TERMINATION

15.1	The termination of the Executive’s employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.

16.	CONTINUING OBLIGATIONS

16.1	Having obtained or being likely to obtain in the course of his employment with the Company knowledge of the trade connections and other Confidential Information of the Company and/or the other members of the Group, the Executive agrees to be bound by the following restrictions of this clause 16 which are additional to those set out in clause 12.

16.2	Subject to clause 16.7 for the period of twelve months after the Termination Date the Executive will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

16.2.1	solicit or entice away or endeavour to solicit or entice away any person who was employed or engaged by the Company at the Termination Date:

16.2.1.1	in a managerial, sales, software programming, software development or technical position or as an officer, consultant or independent contractor; and

16.2.1.2	who having regard to his experience, skill and knowledge is not readily replaceable within a reasonable time without material expense on the part of the Company or by reason of his position possesses any Confidential Information;

whether or not such person would commit any breach of his contract of services by reason of leaving the service of the Company.

16.2.2	carry on or be engaged, concerned or interested directly or indirectly (save as the holder for the purpose of investment only of not more than 5% of the issued ordinary share capital of any company whose shares are listed or dealt in on a recognised investment exchange) in any business which is carried on within the United Kingdom and which is directly competitive with or intending to compete directly with the business of the Company. Associated companies are excluded for the purpose of this clause 16.2.2.

16.2.3	solicit or entice away or endeavour to solicit or entice away, in competition with the Company, the custom of any person, firm, company or organisation who at any time during the twelve month period immediately prior to the Termination Date was a customer of the Company with whom the Executive had personal dealings during that twelve month period.

16.2.4	solicit or entice away or endeavour to solicit or entice away, in competition with the Company, any person, firm, company or organisation who he knows or ought to know was, at the Termination Date a Prospective Customer of the Company.

16.2.5	accept instructions or business from any person, firm, company or organisation who at any time during the twelve month period immediately prior to the Termination Date was a customer of the Company with whom the Executive had personal dealings during that twelve month period where such instructions or business relate to goods and/or services competitive to those supplied to the customer by the Company.

16.2.6	canvass or solicit supplies from any person, firm, company or organisation who he knows or ought to know was at anytime during the twelve month period immediately prior to the Termination Date a supplier of the Company for the supply of goods and/or services which he knows or ought to know would, if supplied in accordance with the order, cause or be likely to cause the supplier at anytime whether directly or indirectly to cease or materially reduce the supply of those goods and/or services to the Company.

16.3	Subject to clause 16.7 the Executive shall observe and be bound by the prohibitions contained in clause 16.2 on the basis that they apply not only to the Company, but also to each Group Company with which the Executive shall have been directly involved at any time during the twelve month period immediately prior to the Termination Date as if in the case of any particular Group Company, the name of that company had been substituted for the expression “the Company” in that clause. At the request of the Board and at the cost of the Company, the Executive will execute a separate agreement as a deed with any such other Group Company specified by the Board in the terms of such clause and with such substitution of names. This clause 16.3 shall be severable so as to have effect as a separate and distinct obligation in relation to each other such Group Company.

16.4	Each of the obligations set out in clauses 16.2 and 16.3 shall be separate and several obligations capable of being independently enforced.

16.5

Each and every obligation of the Executive under clauses 16.2 and 16.3 is considered reasonable as between the parties to protect their respective interests and the public interest in all the circumstances in which this Agreement will operate and it is agreed by and between the parties that if such restrictions as a whole shall be judged by a court to go beyond what is reasonable for the protection of the interests respectively of each of the parties or any of them or unfairly hinders the legitimate activities of any of them or is unreasonable in the public interest but would be reasonable and enforceable if certain words were deleted or any period or geographical area specified therein reduced then the said obligations and restrictions shall be deemed to apply with such words deleted or modified as may be necessary to make them valid and enforceable and any such deletion or modification shall not thereby affect the validity of any other restrictions therein.

16.6	The restrictions imposed on the Executive by clauses 16.2 and 16.3 are intended to be in addition to and not to derogate from or be in substitution for any duty or obligation which the Executive may at any time have by virtue of any statute rule of common law or equity.

16.7	The restrictions imposed on the Executive under clauses 16.2 and 16.3 shall not apply in the event of the Executive’s employment being unlawfully terminated by the Company.

16.8	The period of twelve months following the Termination Date referred to in clause 16.2 shall be reduced by a period equivalent to any continuous period immediately prior to the Termination Date during which, at the direction of the CEO of the Company and pursuant to clause 13.4 the Executive has not carried out any duties or has carried out duties other than his normal duties provided that during any such period the Executive has complied with any restrictions imposed upon him pursuant to clause 13.4.

17.	INTELLECTUAL PROPERTY RIGHTS

17.1	In this clause 17 “Intellectual Property” means any:

(i)	concept, discovery, invention, process, procedure, development, or improvement in process or procedure;

(ii)	data, design, formula, model, plans, drawings, documentation, database, computer program or software (including related preparatory and design materials) whether registerable or not and whether or not copyright or design rights subsist in it; and

(iii)	idea, method, information or know-how

which is made, discovered, created or generated by the Executive whether alone or with others and whether or not in the course of his employment which relates to or affects the business of the Company or the Group which is capable of being used or adapted for use in connection with any such company.

“Works” means any work pursuant to the Copyright, Designs and Patents Act 1988 (as amended).

17.2	If at any time during the continuance of this Agreement the Executive shall discover, make or conceive either by himself or jointly with any other person or persons any invention, discovery, Intellectual Property, formula, design, process, adaptation or improvement which relates to or is connected with or capable of being worked or employed in connection with any trade or business for the time being carried on by the Company and or the Group he shall forthwith supply in writing full particulars concerning the same to the Company.

17.3	All inventions, discoveries, Intellectual Property, formulae, designs, processes, adaptations or improvements communicated in accordance with clause 17.2 hereof which are either made in the course of normal duties of the Executive or in the course of duties falling outside his normal duties but specifically assigned to him (in both cases where one or more inventions might reasonably be expected to result from the carrying out of the Executive’s duties) or made by the Executive, being a person to whom sub-clause 17.6 hereof applies; shall upon the discovery, making or conception thereof belong to and vest in the Company absolutely and beneficially together with all rights to apply for patent or other protection thereby obtained. The Executive shall if so required but at the expense of the Company take all such steps as may be necessary fully and effectually to vest in the Company or as it may direct the full benefit of the said Intellectual Property, invention, discovery, formula, design, process, adaptation or improvement and to give to the Company or its nominees such protection as it may require in respect thereof in any part of the world whether by way of patents or otherwise howsoever.

17.4	In the event of any dispute arising between the Company and the Executive as to whether or not any invention communicated falls within the scope of sub-clause 17.3 hereof application will be made jointly by the Company and the Executive to the Comptroller General of Patents in accordance with Section 8 of the Patents Act 1977 for determination of the matter and his decision shall be final and binding.

17.5	The Executive acknowledges that inventions and Intellectual Property may reasonably be expected to result from the carrying out of his normal duties and of any duties specifically assigned to him within the meaning of Section 39(l)(a) of the Patents Act 1977 (as amended).

17.6	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising from the nature of his duties he has a special obligation to further the interests of the employer’s undertaking within the meaning of Section 39(1) (a) of the Patents Act 1977 (as amended).

17.7	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do such instrument or things and generally to use his name for the purpose of giving to the Company (or its nominee) the benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. It is hereby agreed between the parties that the provisions of this clause 17 shall survive in their entirety the termination of the Executive’s employment for whatsoever reason.

17.8	The Executive shall promptly disclose all Works to the Company, and

17.9	shall hold them in trust for the Company until the rights in the Works shall be fully and absolutely vested in the Company.

17.10	The Executive hereby assigns to the Company, including by way of future assignment, all copyright, design right and other proprietary rights (if any) for the full terms thereof throughout the world in respect of the Works.

17.11	The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any Works.

17.12	The Executive acknowledges that, for the purpose of the proviso to Section 2(1) of the Registered Designs Act 1949 (as amended) the covenants on the part of him and the Company will be treated as good consideration and the Company will be the proprietor of any design which forms part of the Works.

17.13	The Executive shall, at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company to or in respect of any Works.

17.14	The provisions of this clause 17 are without prejudice to the provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 and any other applicable legislation.

18.	NOTICES

18.1	Any notice to be given under this Agreement to the Executive may be given to him personally or sent to him by prepaid first class letter addressed to him at his last known place of residence. Any notice to be given to the Company may be served by leaving it at or sending it by prepaid first class letter to its registered office for the time being.

18.2	Any notice served by post shall be deemed to have been served forty-eight hours after it was posted and proof that the notice was properly addressed, prepaid and posted shall be sufficient evidence of service.

19.	DEDUCTIONS

19.1	The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.

20.	DELIVERY OF DOCUMENTS AND PROPERTY

20.1	On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to it or any Group Company in the Executive’s possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

21.	DISCIPLINARY AND GRIEVANCE PROCEDURES

21.1	The Company’s disciplinary and grievance procedures are available from the Company Secretary /posted on the intranet. The spirit and principles of these procedures apply to the Executive suitably adapted to reflect his seniority and status. Except and to the extent of any procedure implied by statute the Company’s disciplinary and grievance procedures are not incorporated by reference in this Agreement and therefore do not form any part of the Executive’s contract of employment.

21.2	Disciplinary issues will be handled by the CEO of the Company with appeals being handled by the Company. The Company may invoke the disciplinary procedure at any stage, it being recognised that warnings will not generally be appropriate in view of the Executive’s seniority.

21.3	If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to the CEO of the Company who will decide the matter in question (unless the grievance or dissatisfaction relates to the CEO of the Company or any decision taken by him). If the Executive is dissatisfied with such decision (or if the grievance or dissatisfaction relates to the CEO of the Company or any decision taken by him) he may refer the matter to the Board whose decision will be final.

22.	THIRD PARTY RIGHTS

22.1	Apart from the provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

23.	DATA PROTECTION

23.1	For the purposes of the Data Protection Act 1998 (as amended), the Executive gives his consent to the holding, processing and accessing of personal data provided by him to the Company and the Group for all purposes relating to the performance of this Agreement including but not limited to:

23.1.1	administering and maintaining personal records;

23.1.2	paying and reviewing salary and other remuneration and benefits;

23.1.3	providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance), undertaking performance appraisals and reviews;

23.1.4	maintaining sickness, holiday and other absence records;

23.1.5	equal opportunities matters including the operation of an equal opportunities policy;

23.1.6	taking decisions about the Executive’s fitness for work;

23.1.7	carrying out performance appraisals and development reviews;

23.1.8	providing references and information to future employers;

23.1.9	providing information to governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

23.1.10	recording the commission or alleged commission of any offence;

23.1.11	providing information to future purchasers of the Company or any Group Company or of the business(es) in which the Executive works; and

23.1.12	transferring information concerning the Executive to a country or territory outside the EEA.

24.	MISCELLANEOUS

24.1	This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

24.2	The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

24.3	Any delay by either party in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

24.4	There are no collective agreements which directly affect the Executive’s terms and conditions of employment.

IN WITNESS whereof this Agreement has been signed on behalf of the Company by a director and executed and delivered as a deed by the Executive on the date set out at the beginning.

SIGNED by Ronald F. Clarke for and on behalf of FleetCor Technologies, Inc.

/s/ Ronald F. Clarke
CEO of the Company and Chairman of the Board and Director

EXECUTED AND DELIVERED as a	)
Deed by Andrew Blazye in the	)	/s/ Andrew Blazye
presence of:	)

Witness:

Signature:	/s/ Russell Fielder

Name:	Russell Fielder

Occupation:	Assistant Manager